UPPER PENINSULA ENERGY CORPORATION
                               600 Lakeshore Drive
                            Houghton, Michigan 49931
                                 (906) 487-5000
                               FAX: (906) 487-5199

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To be held April 22, 1997



                                                                  March 19, 1997



To the Common Shareholders of
  UPPER PENINSULA ENERGY CORPORATION

      NOTICE is hereby given that the Annual Meeting of the Shareholders of Upper Peninsula Energy Corporation will be held at the Corporate Office of the Corporation, 600 Lakeshore Drive, Houghton, Michigan, on Tuesday, April 22, 1997, at 2 p.m. (EDT), for the following purposes:

      1. To elect two Class II Directors for three-year terms expiring in 2000;

      2. To transact such other business as may properly come before the meeting and any adjournments thereof;

all as set forth in the Proxy Statement accompanying this notice.

      Further information regarding voting rights and the business to be transacted at the meeting is given in the accompanying Proxy Statement.

      Only holders of record of common stock on the stock transfer books of the Corporation at the close of business on February 28, 1997 will be entitled to vote at the meeting and any adjournments thereof.


                                        By order of the Board of Directors



                                        B. C. Arola
                                        Secretary


IF YOU ARE A HOLDER OF COMMON STOCK OF THE CORPORATION AND DO NOT EXPECT TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, PLEASE FILL IN, SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE BUSINESS REPLY ENVELOPE PROVIDED, AS EARLY AS POSSIBLE. NO POSTAGE IS REQUIRED.



                       UPPER PENINSULA ENERGY CORPORATION
                               600 Lakeshore Drive
                            Houghton, Michigan 49931
                                 (906) 487-5000


                                 PROXY STATEMENT


      The enclosed proxy, which is being mailed on or about March 19, 1997, is solicited on behalf of the Board of Directors of Upper Peninsula Energy Corporation (the "Corporation") for use at the Annual Meeting of the Shareholders of the Corporation to be held at the Corporate Office of the Corporation, 600 Lakeshore Drive, Houghton, Michigan, on Tuesday, April 22, 1997, at 2 p.m. (EDT) and any adjournments thereof.

      A shareholder giving the enclosed proxy has the power to revoke it at any time before it is exercised by written notice to the Secretary of the Corporation, or by sending a later dated proxy, or in person at the April 22, 1997 meeting.

      The Corporation will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. In addition to the use of the mails, proxies may be solicited by personal interview, telephone or other electronic means by certain of the Corporation's employees without additional compensation therefor. The Corporation may also retain and compensate one or more outside organizations to assist in the solicitation of proxies.


               STOCK OUTSTANDING, VOTING RIGHTS AND VOTES REQUIRED

      Only holders of common stock of record on the stock transfer books of the Corporation at the close of business on February 28, 1997, (the "record date") will be entitled to vote at the meeting. The Corporation had 2,969,215 shares of common stock outstanding on the record date, and a majority of such shares constitutes a quorum for transaction of business at the meeting.

      Directors will be elected by a plurality of votes of common shareholders cast for the election of Directors at the meeting. For election of Directors and on all other matters, the holders of the common stock are entitled to one vote for each share of stock held and owned by them.


                        SECURITY OWNERSHIP OF MANAGEMENT

      To the knowledge of the Corporation, no person, firm, corporation or group owned, of record or beneficially, more than five percent of the outstanding common stock of the Corporation on February 28, 1997.

      The following table sets forth certain information regarding the beneficial ownership of the Corporation's common stock as of February 28, 1997 by: (a) Corporation Directors; (b) the Corporation's Chief Executive Officer and the other executive officers named in the SUMMARY COMPENSATION TABLE and (c) the Corporation's executive officers and Directors as a group. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all common stock set forth opposite their names.


                                             Number of Common
                                               Stock Shares          Percent (3)
      Name of Beneficial Owner            Beneficially Owned (1)      of Class
      ------------------------            ----------------------     -----------

Clarence R. Fisher                            10,361 (2)                  *

Samuel S. Benedict                               850                      *

Rodger T. Ederer                                 502                      *

Thomas M. Strong                                 330                      *

Leonard Angeli                                   190                      *

Robert A. Ubbelohde                              150                      *

Neil D. Nelson                                 3,879 (2) (4)              *

Burton C. Arola                                4,306 (2)                  *

All Executive Officers and Directors
 as a Group - - - - (8 persons)               20,568                      *

<F1>  (1)   Each of the  beneficial  owners  identified  above  has  sole  voting  and investment  power  as to  all  of the  shares  shown  in  this  column  as beneficially  owned,  with the exception of those held by certain Officers and  Directors  jointly with their  spouses or directly by their  spouses, minor children, or certain other relatives or relatives of their spouses.

<F2>  (2)   Includes  restricted  stock  held  by  executive  officers.   See  SUMMARY
            COMPENSATION TABLE below.

<F3>  (3)   Asterisk indicates less than one percent.

<F4>  (4)   Mr.  Nelson's  spouse  owns sole voting and  investment  power as to 1,292 shares. Mr. Nelson disclaims any beneficial interest in said shares.

                              ELECTION OF DIRECTORS

      The shares represented by the proxies which are executed and returned will be voted at the Annual Meeting for the election, as Class II Directors, of the two nominees named in the table set forth below, unless authority to vote for individual nominees, or the nominees as a group, is expressly withheld.

      The Articles of Incorporation of the Corporation provide that the Board of Directors shall be divided into three classes, with each class to be as nearly equal in number as shall be possible, and that one class shall be elected each year for a term of three years. Accordingly, it is proposed that Messrs. Benedict and Fisher, who are presently Class II Directors whose terms expire at this meeting, be elected to serve three-year terms until their successors are duly elected and qualify.

      Listed below, by Class, are the names of those persons nominated for election as Directors of the Corporation (each is currently a Director), and of the continuing Directors of the Corporation, their principal occupations, ages as of the date of this proxy statement, the year in which each first became a Director of the Corporation or the Corporation's predecessor in interest, and the year in which each such Director's term as a Director will expire:


                Name, Principal Occupation                       Age at      First Became
                    for Last Five Years                          4/22/97      a Director
                --------------------------                       -------     ------------

              NOMINEES FOR DIRECTORS -- CLASS II  (Term Expiring in 2000)

SAMUEL S. BENEDICT (2)                                              67         1986 (1)
 Retired.  Formerly President & Chief Operating
 Officer, Mead Corporation

CLARENCE R. FISHER                                                  57         1992
 Chairman of the Board, Chief Executive Officer and President
 of the Corporation and Upper Peninsula Power Company


              CONTINUING DIRECTORS -- CLASS I  (Term Expiring in 1999)

RODGER T. EDERER (2)                                                66         1978 (1)
 Practicing Attorney, 1784 Hamilton Road Okemos,
 Michigan since July 1995.  Prior thereto a shareholder
 in the Lansing, Michigan, law firm of Loomis,
 Ewert, Ederer, Parsley, Davis & Gotting, P. C.

THOMAS M. STRONG (3)                                                59         1989
 President & Chief Executive Officer,
 Citizens State Bank of Ontonagon, Michigan


              CONTINUING DIRECTORS -- CLASS III  (Term Expiring in 1998)

LEONARD ANGELI (2)                                                  65         1989
       Retailer, Leonard Angeli, Inc.

     ROBERT A. UBBELOHDE Ph.D. (3)                                  54         1995
       Dean of the Faculty, 1988-1991 and President 1991 to
       present, Suomi College, Hancock, Michigan

NOTES:

<F1>  (1)   Includes  period of service as a Director of the  Corporation's  Principal subsidiary Upper Peninsula Power Company (UPPCO).

<F2>  (2)   Member of Compensation Committee; Samuel S. Benedict, Chairman.

<F3>  (3)   Member of Audit Committee; Thomas M. Strong, Chairman.

There are no family relationships among the Directors.


      Should any of the nominees become unavailable for any reason (which is not anticipated), the shares represented by the enclosed proxy may be voted for such other person or persons as may be selected by the Board of Directors of the Corporation.


                             DIRECTORS' COMPENSATION

      During 1996, the Corporation's Directors, except Directors who are employees, received an annual retainer of $7,200; $500 for each directors' meeting; $500 for each committee meeting attended; and 50 shares of the Corporation's common stock. Such common stock is issued as of the annual shareholders meetings to such Directors who have served continuously from the previous shareholders meeting.


                 DIRECTORS AND COMMITTEE MEETINGS AND FUNCTIONS

      During 1996, the Directors held a total of six (6) meetings.

      The Audit Committee held two meetings in 1996. On February 7, 1997, the Corporation's Audit Committee met with representatives of Deloitte & Touche LLP to review the financial statements for the year ended December 31, 1996, and will report their findings to the Board of Directors and management.

      The functions of the Audit Committee are to: (1) recommend the selection, retention and termination of the Corporation's external auditors; (2) approve, in advance, the types of professional services for which the Corporation would retain the external auditors and consider whether any such service would impair the independence of the external auditors; (3) review the overall scope of the audit with external auditors, the financial statements and external audit results and recommendations of the independent audit with management; and (4) provide whatever additional function it deems necessary in connection with the internal accounting and reporting practices of the Corporation.

      The Compensation Committee held three meetings in 1996. The functions of the Compensation Committee are to: (1) recommend compensation levels for Directors of this Corporation; (2) recommend the annual salary level and employee fringe provisions, as well as any special compensation program of all officers of the Corporation; (3) to review and approve the salary administration program of the Corporation; (4) to set performance goals and to establish eligibility for the various incentive plans; (5) to prepare and submit for inclusion in the annual proxy statement a Compensation Committee Report on Executive Compensation; and (6) to keep informed of union settlement terms negotiated.

      The Corporation does not have a nominating or any similar committee.

      Each Director attended all of the meetings of the Board of Directors and committees of which he was a member during 1996.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
                            IN COMPENSATION DECISIONS

      The relationship between Compensation Committee member Rodger T. Ederer and the Corporation is described in TRANSACTIONS WITH MANAGEMENT below.


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors of Upper Peninsula Power Company (the "Committee") is pleased to present its report on executive compensation. This Committee report documents the components of the Corporation's executive officer compensation programs and describes the basis on which 1996 compensation determinations were made by the Committee with respect to the executive officers of the Corporation, including the executive officers that are named in the SUMMARY COMPENSATION TABLE.

Compensation Philosophy and Overall Objectives of Executive Compensation
  Programs

      It is the philosophy of the Corporation to ensure that executive compensation be directly linked to improvements in corporate performance and increases in shareholder value. The following objectives have been adopted by the Committee as guidelines for compensation decisions:

1.    Provide  a  competitive  total  compensation   package  that  enables  the
      Corporation to attract and retain key executives.

2. Integrate all pay programs with the Corporation's annual and long-term business objectives and strategy, and focus executive behavior on the fulfillment of those objectives.

3. Provide variable compensation opportunities that are directly linked with the performance of the Corporation and that align executive remuneration with the interests of shareholders.

Compensation Program Components

      The Committee regularly reviews the Corporation's annual compensation program to ensure that pay levels and incentive opportunities are competitive and reflect the performance of the Corporation's Chief Executive Officer (CEO) and other executive officers. The specific elements of the compensation program are further explained below.

      Base Salary. Base pay levels are largely determined through comparisons with companies of similar size and complexity of the Corporation. In arriving at actual salaries, the Committee considers the earnings per share, other operating results and individual performance contributions, all within a competitive salary range for each position that is established through job evaluation and market comparisons. Base pay levels for the executive officers are competitive within a range that the Committee considers to be reasonable and necessary. With the exception of salary mid-point attainment adjustments, the named executive officers received average base salary increases of 3% effective July 1, 1996. Base salaries will be reviewed in July, 1997.

      Incentive Compensation. The Committee considers long-term incentive opportunities to be an integral part of the Company's executive compensation program. The 1995 Corporate Performance Incentive Plan and the 1995 Long-Term Stock Incentive Plan are discussed below, as part of the SUMMARY COMPENSATION TABLE and under OTHER COMPENSATION PLANS.

      The 1995 Performance Incentive Plan allows the Committee to make cash awards, Corporate common stock awards or a combination of cash or stock (including restricted stock) to the ten positions selected by the Committee as being eligible to participate. These ten positions include the three executive officers named in the SUMMARY COMPENSATION TABLE below, another officer and key management positions in grades 17 and above.

      Performance incentive awards are made based on the Corporation's previous years performance measurements of shareholder related and customer related criteria compared to the same measurements of a group of upper midwest utilities. From this data a mandatory minimum of 50 performance points must be earned out of a maximum of 100 performance points. These performance points become a "performance multiplier" which is then applied to maximum performance award opportunities (being 30% of the base salary of the Chairman of the Board and Chief Executive Officer and President, 25% for the other officers and 20% for the non-officer participants).

      The 1995 Long-Term Stock Incentive Plan, in furtherance of the incentive program, provides for the award of stock options, restricted stock and unrestricted stock awards as determined by the Committee. See OTHER COMPENSATION PLANS below and the tables on OPTION GRANTS IN LAST FISCAL YEAR.

Discussion of 1996 Compensation for the Chairman of the Board and Chief
  Executive Officer

      The Chief Executive Officer's base salary is established based largely on the same policy applicable to executive officers and discussed above, except that salary decisions are made with a significant emphasis on earnings, operating results and quality of management.

      Executive   compensation   reviews  are  made  annually  with  adjustments
effective July 1 of each year. Effective July 1, 1996, Mr. Fisher's salary upon review, was increased from $187,100 to $199,250.

      After review of base compensation, other benefits and the incentive program, the Committee believes that the total compensation program for executives of the Corporation will be competitive with the compensation programs provided by other corporations of comparative size and nature. The Committee also believes that any amounts paid under the incentive program will be appropriately related to corporate and individual performance, yielding awards that are directly linked to the annual financial and operational results of the Corporation.

Compensation Committee of the Board of Directors


Samuel S. Benedict, Chairman
Leonard Angeli
Rodger T. Ederer


                           SUMMARY COMPENSATION TABLE

      The following tabulation sets forth total compensation during 1994, 1995 and 1996 for the Chief Executive Officer and two executive officers of the Corporation and its subsidiaries whose total annual compensation exceeded $100,000:


                     Annual Compensation                      Long-Term Compensation
-----------------------------------------------------------   ----------------------
                                            Base                    Restricted            All Other
         Name and                          Salary     Bonus      Stock Awards (1)      Compensation (2)
     Principal Position            Year      ($)       ($)             ($)                   ($)
-------------------------------    ----    -------    -----      ----------------      ----------------

Clarence R. Fisher, Chairman of    1996    192,957      0             42,098                5,095
  the Board, Chief Executive       1995    181,198      0             40,845                2,764
  Officer and President            1994    163,466      0                                     852

Neil D. Nelson                     1996    118,604      0             21,469                4,332
  Vice President - Operations      1995    110,400      0             20,650                2,333
                                   1994    102,891      0                                     744

Burton C. Arola                    1996    111,150      0             20,325                4,826
  Vice President - Finance         1995    105,504      0             19,915                2,715
    Treasurer and Secretary        1994    101,271      0                                     647

<F1>  (1)   The amounts  appearing in this column are the dollar  values of restricted stock awards granted during each reporting year beginning in 1995 when the
            Corporation's   1995  Performance   Incentive  Plan  was  adopted  by  the
            Corporation's  Directors.  Each value is  determined  by  multiplying  the number of shares in each award by the closing market price of common stock on  the  award  date.  Dividends,  as and  when  payable  to  stockholders generally of common stock, are paid on the restricted stock. The aggregate number of restricted stock holdings of each named executive as of December
            31, 1996, and the value of such holdings  (determined by taking the number of shares multiplied by the common stock closing market price of $17.25 on
            December 31, 1996) are, Mr. Fisher,  4,672 shares,  valued at $80,592, Mr.
            Nelson, 2,372 shares, valued at $40,917 and Mr. Arola, 2,267 shares valued at $39,106.

<F2>  (2)   Amounts   appearing  in  this  column  represent  Company  paid  life  and disability  insurance  premiums,  auto  insurance  premium  allowance  and contributions made to the UPPCO 401(k) plan for salaried employees.

      Stock option grants under the 1995-Long-Term Stock Incentive Plan, to the individuals named in the SUMMARY COMPENSATION TABLE, were made on October 9, 1996 and have an exercise price equal to the fair market value as of October 9, 1996.

      The following tables set forth information relating to stock options granted as 1996 compensation to the executive officers named in the SUMMARY COMPENSATION TABLE above, option exercises in 1996, and year-end option values of unexercised options.


                        OPTION GRANTS IN LAST FISCAL YEAR


                                                % of
                                                Total                                     Potential Realizable Value
                                Number of      Options      Exercise (1)                    at Assumed Annual Rates
                                Securities    Granted to         or                       of Stock Price Appreciation
                                Underlying    Employees         Base                         for Option Term (2)(3)
                      Grant      Options      in Fiscal        Price        Expiration    ---------------------------
       Name            Date      Granted         Year          ($/Sh)          Date            5 %          10 %
       ----           ------    ----------    ----------    ------------    ----------       -------      --------

Clarence R. Fisher    7/9/96     2,338          25.1%          $18.00       7/10/2006        $26,466      $67,071

Neil D. Nelson        7/9/96     1,192          12.8%          $18.00       7/10/2006        $13,494      $34,195

Burton C. Arola       7/9/96     1,129          12.1%          $18.00       7/10/2006        $12,780      $32,388

<F1>  (1)   For each grant, 100% of the options become exercisable on July 10, 1999

<F2>  (2)   These  amounts,  based on assumed  appreciation  of 5% and 10% being rates prescribed by Securities and Exchange Commission rule, are not intended to forecast possible future appreciation, if any.

<F3>  (3)   No gain to the  optionees is possible  without an increase in stock price, which will benefit all stockholders.

       OPTION EXERCISES IN 1966 AND VALUE OF OPTIONS AT END OF FISCAL 1996


                                                  Number of Unexercised           Value of Unexercised
                       Shares                        Options at End of             In-the-Money Options
                      Acquired     Value               Fiscal 1996              at End of Fiscal 1996 (2)
                         on       Realized     ----------------------------    ----------------------------
      Name            Exercise       (1)       Exercisable    Unexercisable    Exercisable    Unexercisable
      ----            --------    ---------    -----------    -------------    -----------    -------------

Clarence R. Fisher      -0-          N/A           -0-            2,338            -0-             -0-

Neil D. Nelson          -0-          N/A           -0-            1,192            -0-             -0-

Burton C. Arola         -0-          N/A           -0-            1,129            -0-             -0-

<F1>  (1)   Value  based on market  value of UPEN's  Common  Stock on date of exercise less the exercise price.

<F2>  (2)   No options were In-the-Money as of end of fiscal 1996.

                                PERFORMANCE GRAPH

      The following performance graph compares the performance of Upper Peninsula Energy Corporation's Common Stock to the Nasdaq Stock Market Total Return Index (United States Companies) and Edison Electric Institute Index of 100 investor-owned electrics (which includes UPEN) for the last five fiscal years. The graph assumes that the value of the investment in the Corporation's Common Stock and each index was $100 at December 31, 1991 and that all dividends were reinvested.


                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN



                                      1991      1992      1993      1994      1995      1996
                                      ----      ----      ----      ----      ----      ----

Upper Peninsula Energy Corporation    $100.00   $116.47   $128.56   $111.43   $141.81   $141.86

NASDAQ Stock Market Total Return
 Index - U.S. Companies               $100.00   $116.38   $133.59   $130.59   $184.67   $227.16

EEI Index 100 Investor - Owned
 Electronis                           $100.00   $107.59   $119.58   $105.74   $138.55   $140.22


                                  PENSION PLANS

      Upper Peninsula Power Company (UPPCO), a subsidiary of Upper Peninsula Energy Corporation, maintains a Pension Plan applicable to all full-time employees. Benefits are determined under the Plan by taking the employee's monthly base rate of pay at July 1, 1980, and multiplying by 2%. This sum is then multiplied by the number of years and fractions thereof of credited service prior to July 1, 1980, which develops the employee's monthly past-service benefit. This monthly past-service benefit is then added to the employee's monthly future-service benefit, which is derived by adding, for each year and fractions thereof of credited service after July 1, 1980, 2% of the employee's monthly base rate of pay at each July 1. The Plan provides for optional early retirement payments based on a 3% reduction of base benefits for each year of early retirement prior to normal retirement age of 65 or, under the Rule of 85 formula, 100% of base benefits at the time of early retirement for all employees accumulating 85 or more points from the sum of their age plus years of service. The estimated annual pension benefit, taking into consideration the limitations imposed by Internal Revenue Code Section 401(a)(17), payable to the three executive officers named in the SUMMARY COMPENSATION TABLE upon retirement at age 65 (normal retirement age under the Plan) based on the assumption that they will continue their salary rates at December 31, 1996, until their normal retirement date is: Mr. Fisher $65,558, Mr. Nelson $24,946 and Mr. Arola $76,366.

      An unfunded Supplemental Retirement Plan is maintained by UPPCO for a select group of management employees as designated by the Board of Directors and provides an annual retirement supplement for life, but not to exceed 15 years. The amount of the annual supplemental benefit is equal to 0.5% times final annual salary times years of service. A minimum of 25 years and a maximum of 40 years of service are used in the benefit calculation, but not for purposes of eligibility. Under normal conditions the employee must continue their employment to age 60 to qualify for this annual supplemental benefit. The Plan provides its participants with immediate eligibility for full benefits upon a Change in Control occurrence (as such term is defined within the Plan) and also provides to any participant who retired after a Change in Control occurrence, with reduced UPPCO Pension Plan benefits because of their failure to meet the Rule of 85 eligibility requirements, an additional benefit payment equal to any reduced Pension Plan benefit. In 1994 the Board of Directors amended this Plan to provide supplemental benefits for a participant, and the surviving spouse, who participates in the Company's Pension Plan and whose benefit under the pension plan is reduced due to the limitations imposed by Internal Revenue Code Section 401(a)(17). The supplemental benefit will be an amount equal to the difference between the amount the participant would have received pursuant to the terms of the Pension Plan but for the limitations imposed and the amount actually received.


                       SUPPLEMENTAL RETIREMENT PLAN TABLE


                                       Years of Service
      Annual             -------------------------------------------
   Remuneration            25          30          35          40
   ------------          -------     -------     -------     -------

     100,000             $12,500     $15,000     $17,500     $20,000
     110,000              13,750      16,500      19,250      22,000
     120,000              15,000      18,000      21,000      24,000
     130,000              16,250      19,500      22,750      26,000
     140,000              17,500      21,000      24,500      28,000
     150,000              18,750      22,500      26,250      30,000
     160,000              20,000      24,000      28,000      32,000
     170,000              21,250      25,500      29,750      34,000
     180,000              22,500      27,000      31,500      36,000
     190,000              23,750      28,500      33,250      38,000
     200,000              25,000      30,000      35,000      40,000
     210,000              26,250      31,500      36,750      42,000
     220,000              27,500      33,000      38,500      44,000

      The amounts under the heading Annual Remuneration are the amounts reportable under the heading Salary in the SUMMARY COMPENSATION TABLE, not annualized. As of December 31, 1996, Messrs. Fisher, Nelson and Arola were credited with 33, 25 and 25 years of service, respectively.

      The increased  benefit due Mr. Fisher to offset the Internal  Revenue Code
Section 401(a)(17) restriction discussed above is not reflected in the above table. Assuming normal retirement at age 65 and present salary rate, Mr. Fisher would be entitled to an additional $8,224.

      Increased benefits that may result from a Change in Control occurrence are not reflected in the above table.


         TERMINATION OF EMPLOYMENT AND "CHANGE OF CONTROL" ARRANGEMENTS

      Termination Agreements have been entered into between UPPCO and a select group of management personnel. These Agreements are only effective under certain conditions following a "Change of Control" occurrence of Upper Peninsula Energy Corporation (as such terms are defined in such Agreements, as amended). The Agreements would pay a severance payment of up to three times average annual wage if, under certain conditions, employment was terminated by UPPCO, or by the participant for good cause.


                            OTHER COMPENSATION PLANS

      An Employee Stock Purchase Plan is available to all full-time employees who have more than six (6) months of service with UPPCO. This Plan allows employees, through payroll deductions up to 15% of their gross pay, to purchase common stock of the Corporation twice each year (June 1 and December 1) at a price equal to 90% of the average price which was in effect six (6) months prior to the purchase date. Directors who are not employees are not eligible to participate in this Plan. During 1996, the difference between the option price of common stock purchased under this Plan and the fair market value of the shares purchased amounted to $378 for Mr. Fisher, $107 for Mr. Nelson and $54 for Mr. Arola. Future amounts will be based on the number of shares purchased, option price and the fair market value.

      UPPCO 401(k) plans are  available for all employees who have more than six
(6) months of service. Voluntary employee contributions, through payroll deductions from 1 % to 15 % of annual income, can be made by all eligible employees. All participating union employees receive a 35% matching contribution (up to a maximum of 3% of gross pay). All participating salaried employees receive a 50% matching contribution (up to a maximum of 3% of the employee's salary). A 1996 lump sum contribution to the 401(k) for the benefit of certain salaried employees was approved by the Board of Directors. Such contributions are to be made in amounts equal to 1% of base salary if performance goals are met. The 1996 applicable performance goal was a 12.25% return on common equity. It is expected that the required return on common equity will be reviewed in subsequent years. Withdrawals from the Plan can only be made upon death, retirement, disability, termination of employment, serious financial hardship or upon reaching age 59 1/2. Directors who are not employees are not eligible to participate in this Plan.

      In 1995, the Directors of the Corporation adopted the 1995 Corporate Performance Incentive Plan and 1995 Long-Term Stock Incentive Plan. Both plans are designed to attract and retain capable employees and to provide them with long-term incentives to continue their services to the Corporation, to maximize the value of the Corporation to its stockholders and to permit such officers and key employees to acquire a continuing ownership interest in the Corporation. For 1996, restricted stock awards were made based on the Corporation's previous years performance measurements of shareholder related and customer related criteria  compared  to  the  same  measurements  of a  group  of  upper  midwest utilities. From this data, it was determined that a total of 75 performance points out of a maximum of 100 had been earned, resulting in a .75 "performance multiplier". This .75 performance multiplier was then applied to maximum performance award opportunities (being 30% of the base salary of the Chairman of the Board and Chief Executive Officer and President, 25% for the other officers and 20% for the non-officer participants). At the discretion of the Compensation Committee future awards may be cash, Corporate common stock or a combination of cash or stock (including restricted stock). On October 9, 1996, the Compensation Committee granted Incentive Stock Options to the plan's ten eligible participants. From this date of grant, all options expire after ten years, cannot be exercised for three years and have an option price of $18.00 which equals the fair market value at time of grant.


                          TRANSACTIONS WITH MANAGEMENT

      Mr. Rodger T. Ederer, a Class I Director, rendered various legal services in 1996 to the Corporation and its subsidiaries as a private practicing attorney. During 1996, in the ordinary course of its business, an aggregate of $99,181 was paid to Mr. Ederer. Mr. Ederer has also been retained for the year 1997.


                                  ANNUAL REPORT

      The financial statements and auditors' opinion are contained in Upper Peninsula Energy Corporation's 1996 Annual Report to Shareholders, copies of which have been separately mailed to all Shareholders of the Corporation.


                              SHAREHOLDER PROPOSALS

      Shareholder proposals intended for inclusion in the 1998 proxy and proxy statement must be received by the Secretary of the Corporation, 600 Lakeshore Drive, P. O. Box 130, Houghton, Michigan 49931-0130, not later than November 19, 1997.


                         INDEPENDENT PUBLIC ACCOUNTANTS

      The firm of Deloitte & Touche LLP (or an associated predecessor) has been retained by the Corporation or its subsidiary, UPPCO, as auditors since 1947 and are considered for appointment in the month of July each year. Representatives of Deloitte & Touche LLP are not expected to be available at the Annual Meeting of Shareholders.


                             DISCRETIONARY AUTHORITY

      The Board of Directors of the Corporation has no knowledge of any business to be brought before the Annual Meeting of Shareholders of the Corporation other than that which is specified in the notice of such meeting or may arise in connection with or for the purpose of effecting the same. Should any other business properly come before the meeting, it is intended that proxies will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.



                         UPPER PENINSULA ENERGY CORPORATION
                                  600 Lakeshore Drive
                                     P.O. Box 130
                               Houghton, MI 49931-0130


                   SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                ANNUAL MEETING OF SHAREHOLDERS ON APRIL 22, 1997

The undersigned hereby appoints Clarence R. Fisher and Burton C. Arola as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of UPPER PENINSULA ENERGY CORPORATION held on record by the undersigned on February 28, 1997, at the Annual Meeting of Shareholders to be held on Tuesday, April 22, 1997, or at any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED "FOR" SUCH PROPOSAL.

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|     PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY USING THE    |
|                              ENCLOSED ENVELOPE.                            |
|                                                                            |
|     NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES OF AMERICA.      |
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HAS YOUR ADDRESS CHANGED?                 D0 YOU HAVE ANY COMMENTS?

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[X]  PLEASE MARK VOTES
     AS IN THIS EXAMPLE




-------------------------------------

           UPPER PENINSULA
         ENERGY CORPORATION

-------------------------------------


                                                                        For All
1.  Election of Directors.                             For   Withhold   Except

       Samuel S. Benedict                              [ ]      [ ]       [ ]
       Clarence R. Fisher

NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the nominee's name. Your shares will be voted for the remaining nominee.

                                                       For    Against   Abstain

2.  In their discretion, the proxies are authorized    [ ]      [ ]       [ ]
    to vote upon such other business as may properly come before the meeting, including voting for substitute nominees if any director nominee is not available.


If joint account, each owner must sign.

Shareholder, please sign this proxy exactly as your name(s) appear(s) to the left, including the title "Executor", "trustee", etc., if the same is indicated. If stock is held by a corporation, this proxy should be executed by a proper officer thereof.

                                                  ----------------------------
Please be sure to sign and date this Proxy.      | Date                       |
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|                                                                             |
|                                                                             |
|                                                                             |
 -----Shareholder sign here------------------------Co-owner sign here---------


Mark box at right if an address change or comment has been noted on the
reverse side of this card                                                   [ ]



         RECORD DATE SHARES